UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): February 26, 2019

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	0-6814	83-0205516
(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File No.)	Identification No.)

950 S. Cherry St., Suite 1515, Denver, Colorado	80246
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 993-3200

Not Applicable
Former Name, Former Address or Former Fiscal Year,
If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

[ ]	Written communications pursuant to Rule 425 under the Securities Act

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 8.01. Other Events.

As previously reported by U.S. Energy Corp. (the “Company”) on Form 8-K filed on February 26, 2019, the Company and its wholly-owned subsidiary Energy One LLC (Energy One) received a notice of default (the “Notice”) under the Credit Agreement dated July 30, 2010, as amended on April 10, 2012, July 23, 2013, July 16, 2015, August 11, 2016, and June 28, 2017 (the “Credit Agreement”) among Energy One, APEG Energy II, LP (“APEG II”) as the administrative agent and lender, and the Company as guarantor.

The Company’s management believes that the Company was not in default under the Credit Agreement and that the Notice was sent because the Company made a borrowing request under the Credit Agreement in the amount of approximately $5,063,380.09 on February 19, 2019. Pursuant to the terms of the Credit Agreement, APEG II had three business days to fund the Company’s borrowing request. APEG II failed to fund the Company’s borrowing request by February 22, 2019.

Subsequent to the Notice, on February 22, 2019, APEG II, without notice to the Company or Energy One, provided an access termination notice to the Company’s bank, and the bank confirmed to the Company that access to the Company’s and Energy One’s collateral accounts was terminated. On February 26, 2019, APEG II, without notice to the Company or Energy One, provided account disposition instructions to Energy One’s bank instructing the bank to deliver to APEG II all of the funds held in Energy One’s collateral accounts, totaling approximately $1.8 million. The funds were wired by the bank to APEG II on March 1, 2019.

On March 1, 2019, the Company and Energy One filed an Original Petition and Application for Temporary Restraining Order, Temporary Injunction, Permanent Injunction, and Appointment of Receiver, Case No. 2019-15528 (the “Action”), in the District Court of Harris County Texas, 190th Judicial District (the “State Court”), naming as defendants the Company’s and Energy One’s secured lender, APEG II, and its general partner, APEG Energy II GP, LLC (together with APEG II, “APEG”). The court granted the Company’s motion for a temporary restraining order (“TRO”) and ordered APEG to return immediately approximately $1.8 million of the Company’s cash previously wired to APEG II. The TRO also enjoined APEG from taking any further action as to the Company’s deposit accounts and set a hearing for the Company’s application for preliminary injunction on March 15, 2019, at which time the TRO would expire.

On March 4, 2019, APEG filed a Notice of Removal and an Emergency Motion to Stay or Modify State Court Temporary Restraining Order in the United States District Court for the Sothern District of Texas, Houston Division, Case No. 4:19-cv-00754, in order to remove the Action to Federal court and to stay or modify the TRO.

The Company challenged APEG’s removal to Federal court with an emergency motion to remand the Action to the State Court and opposed APEG’s motion to stay or modify the TRO. Following a hearing on March 4, 2019, the United States District Court for the Southern District of Texas, Houston Division, vacated the TRO and continued the hearing on emergency motions until March 7, 2019. The Court further ordered that the Company’s funds must stay in the APEG account in which they were then deposited, and that APEG’s counsel must, in writing, tell APEG that the Company’s funds may not be withdrawn from the account or moved to another account.

On March 7, 2019, at the continued hearing on emergency motions, the Court orally ordered APEG to return the Company’s funds, minus the outstanding balance due to APEG under the Credit Agreement of approximately $936,000. The Court also rejected APEG’s assertion that it had converted its equity into debt and that it was owed $6 million under the Credit Agreement. Rather, the Court stated that the equity was not converted into debt and that APEG was not entitled to retain the cash it had seized in excess of the outstanding balance under the Credit Agreement. The Court ordered APEG to provide information necessary for the Company to register the shares of the Company’s common stock held by APEG and ordered the Company to register the shares once all information has been received by the Company.

On March 8, 2019, the Court issued a Management Order, ordering APEG to return the excess funds above the amount owed on the Credit Agreement, and immediately give the Company access to the excess $857,674 seized by APEG. The Court further ordered that APEG must immediately give the Company access to the funds in the Company’s collateral account. Since all amounts owing under the Credit Agreement have been paid, the Company has requested a release of all collateral associated with the Credit Agreement.

Immediately after the Court’s Management Order, on March 8, 2019, the Audit Committee of the Company, represented by counsel purportedly retained by the Audit Committee, filed an Emergency Motion of Audit Committee of the Board of U.S. Energy Requesting Company Protections Necessary for Releasing Funds Pending Internal Investigation (the “AC Motion”). The AC Motion requests that the Court order that all funds, financial, and monetary matters of the Company be placed under the control of the Company’s Chief Financial Officer and that control of these Company functions be removed from the Company’s Chief Executive Officer.

On March 11, 2019, the Company filed its Response and Opposition to Emergency Motion of Audit Committee of the Board of Directors of U.S. Energy Requesting Company Protections Necessary for Releasing Funds Pending Internal Investigation (the “Response”). The Company’s Response requested the Court deny the AC Motion because it is the belief of the Company that the AC Motion was orchestrated by APEG in a further attempt to disrupt the operations and take control of the Company, as no credible evidence of irregularities in the Company’s financial reporting or internal controls was cited. Further, the Company’s Response argued that the investigation commenced by the Audit Committee exceeded the Audit Committee’s power and authority, and is without merit. Prior to the dispute with APEG, the Audit Committee had reviewed all seven prior quarterly financial records without raising any concern, and did not raise any issues identified in the AC Motion with management of the Company or the independent auditors of the Company.

On March 11, 2019, the Company received written notice from counsel to APEG that APEG had instructed the Company’s bank to restore the Company’s access to its collateral account and that APEG was immediately wiring $857,674 into the Company’s account, as ordered by the Court in its March 8, 2019 Management Order.

As a result of the Court’s March 8, 2019 Management Order, and APEG’s retention of approximately $936,000, representing the outstanding principal under the Credit Agreement, the Company believes that it has paid all amounts due to APEG under the Credit Agreement, that the Credit Agreement should be, or already has been, terminated, and that APEG is, accordingly, no longer a secured creditor of the Company.

On March 12, 2019, the Court, without having conducted a hearing, issued an additional Management Order, ordering that Company disbursements must be approved in writing by the Audit Committee in advance of any such disbursements. Additionally, the Management Order states that the Company’s Chief Financial Officer must be appointed as signatory on all bank accounts of the Company. The Company is using its best efforts to comply with the Management Order, however, to date, the Audit Committee has raised various objections and made demands that are beyond the scope of the Management Order.

On March 13, 2019, the Company filed with the Court a Notice of Dismissal Without Prejudice Pursuant to Rule 41(a) with the Court, dismissing without prejudice Case No. 4:19-cv-00754. The dismissal notice states that APEG had neither filed an answer or motion for summary judgment, thus the dismissal occurred on filing the dismissal notice. Due to the dismissal by the Company, the enforceability of the Court’s earlier Management Orders is in question.

On March 13, 2019, the Audit Committee filed an Emergency Motion to Strike Notice of Dismissal, Retain Jurisdiction and/or Consider Relief Requested in Its Motion Requesting Company Protections, arguing that the Company’s counsel lacked authority to dismiss the action and that the Company’s Notice of Dismissal was procedurally improper. The Company believes that the Audit Committee actions were outside the powers granted by its charter, served the interests of APEG, and amounted to an attempt to assert control over the Company and its operations.

On March 15, 2019, even though not required under the federal rules of civil procedure because the action was dismissed upon filing of the Notice of Dismissal, the Company filed its Response to Emergency Motion of Audit Committee of the Board of Directors of U.S. Energy to Strike Notice of Dismissal, arguing that the Notice of Dismissal filed by the Company was self-effectuating, and, as a result, had terminated the Court’s jurisdiction, that the underlying action between the Company and APEG had been resolved, and that the Audit Committee, directed by APEG, is trying to hijack the proceeding before the Court, and the Company.

On March 15, 2019, the Court purported to strike the Company’s Notice of Dismissal and retain jurisdiction. Further, the Court ordered the Audit Committee to tell the Court, no later than March 18, 2019, why the action should not be dismissed, what claims remain, and whether the independent counsel selected by the Audit Committee will represent both the Company and the Audit Committee or only the Audit Committee. In connection with the Court’s purported striking of the Company’s Notice of Dismissal, the Company’s counsel for the Texas action against APEG withdrew.

On March 20, 2019, the Court issued an Order on Stay, ordering that the action is stayed until April 29, 2019, that the Company may not represent itself and that for the lawsuit to continue, the Company must have counsel. As noted above, the Company dismissed the case and the Company’s counsel withdrew. At this time the Company is considering the need for retaining counsel in this matter. Further, the Order on Stay ordered that the Audit Committee must report, by April 29, 2019, the status of the action and next steps to advance litigation. Finally the Order on Stay vacated the previous deadlines in the action and required the Company to register APEG’s stock. The Company is using its best efforts to proceed with the registration of APEG’s stock, however these efforts have been delayed by disruption to the Company’s operations as a result of the Court’s March 12, 2019 Management Order.

The Company believes that it has achieved its goals in the litigation against APEG by recovery of the Company’s funds taken by APEG in excess of the debt owed. As noted above, that the Company believes that APEG is no longer a secured creditor of the Company and has requested that all liens on the Company’s assets be released by APEG to allow the Company to seek a lending facility with a commercial bank.

The Company is currently in position to begin adding to its growth program with more than a half dozen wells being drilled and field revitalizations in South Texas underway. The failure by APEG either to provide funding under the Credit Agreement or to release the liens thereunder has had an adverse effect on the liquidity of the Company and placed the Company’s ability to fund drilling and operations in jeopardy.

The Company is evaluating its options as to the conduct of the Audit Committee and the Company’s governance going forward.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

Dated: March 27, 2019	By:	/s/ David Veltri
David Veltri Chief Executive Officer & President